UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

June 19, 2012

RESPONSE BIOMEDICAL CORP.
(Exact name of registrant as specified in its charter)

Vancouver, British Columbia, Canada	000-50571	98 -1042523
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1781 - 75th Avenue W.
Vancouver, British Columbia, Canada V6P 6P2
(Address of principal executive offices, including zip code)

(604) 456-6010
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As discussed under Item 5.07 below, on June 19, 2012, the shareholders of Response Biomedical Corp., or the Company, approved the grant of options to purchase 10,645,034 common shares of the Company to certain of the Company’s officers, directors and employees.  The grants approved by the Company’s shareholders remain subject to the approval of the Toronto Stock Exchange, or TSX.  Under the approved grants, Peter Thompson, the chairman of the Company’s board of directors, or the Board, received a fully vested option to purchase 3,333,333 common shares of the Company.  Barbara Kinnaird Steen, Ph.D., Patricia Massitti and Anastasios Tsonis received options to purchase 1,290,000, 1,000,000 and 322,500 common shares of the Company, respectively.  Each of such grants vest 25% on April 2, 2013 and 1/48th per month thereafter, subject to continued service to the Company.  In addition, our non-employee directors, Anthony F. Holler, M.D., Joseph D. Keegan, Ph.D., Clinton H. Severson, Lewis J. Shuster and David G. Wang, M.D., each received an option to purchase 400,000 common shares of the Company that will vest 100% on April 2, 2013, subject to continued board service.  Each of the options approved by our shareholders has a 10-year term and a per share exercise price of $0.11.  If TSX approval for the approved grants is not obtained, none of the approved grants will vest.

Item 5.07 Submission of Matters to a Vote of Security Holders.

We held our Annual Meeting of Shareholders on June 19, 2012 to consider and vote on the matters listed below. The proposals are described in detail in the Proxy Statement filed with the Securities and Exchange Commission on May 23, 2012. The final voting results from the meeting are set forth below.

Proposal 1: Set the Board Size to Six Directors

The proposal setting the size of the Board at six directors was approved by our shareholders.  The results of the voting included 86,773,870 votes for, 7,103 votes against, 109,439 votes withheld, and no broker non-votes.

Proposal 2: Election of Directors

Based on the following votes, the individuals named below were each elected to serve as our directors until our next annual meeting of shareholders.

Name	Votes For	Votes Withheld	Broker Non-Votes
Anthony F. Holler, M.D.	86,269,228	117,436	503,748
Joseph D. Keegan, Ph.D.	86,310,188	76,476	503,748
Clinton H. Severson	86,310,178	76,486	503,748
Lewis J. Shuster	86,311,904	74,760	503,748
Peter A. Thompson, M.D.	86,269,728	116,936	503,748
David G. Wang, M.D.	86,312,908	73,756	503,748

Proposal 3: Consolidation of Common Shares

The special resolution implements a consolidation of the Company’s outstanding common shares such that each twenty outstanding common shares will be consolidated into one common share.

The results of the voting included 83,947,105 votes for, 2,943,206 votes against, 100 votes withheld, and 1 non-vote. The special resolution related to the consolidation of outstanding common shares was approved.

Proposal 4: Approval of Amendment to the Company’s 2008 Stock Option Plan

The amendment to the Company’s 2008 Stock Option Plan, or the Option Plan, to increase the number of common shares reserved for issuance under the Option Plan by 22,500,000 shares to 24,200,000 shares.

The results of the voting included 83,380,272 votes for, 280,041 votes against, 4,861 votes withheld, and 3,225,238 non-votes. The amendment was approved.

Proposal 5: Approval of Prior Stock Option Grants

The Board previously approved the grant of 10,645,034 options to acquire common shares under the Option Plan subject to approval by the Company’s shareholders.

The results of the voting included 83,378,768 votes for, 284,045 votes against, 2,361 votes withheld, and 3,225,238 non-votes. The option grants were approved.

Proposal 6: Appointment of Independent Auditors

The audit committee of the Board approved the appointment of PricewaterhouseCoopers, LLP, or PwC, as the Company’s independent registered accounting firm and the Board’s wish to be authorized to set its remuneration.

The results of the voting included 84,160,460 votes for, 3,585 votes against, 4,876 votes withheld, and 2,721,491 non-votes. The appointment of PwC was approved and the Board is authorized to fix its remuneration.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	2008 Stock Option Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RESPONSE BIOMEDICAL CORP.

By:	/s/Richard A. Canote
Richard A. Canote Chief Financial Officer

Date:  June 25, 2012